Cover Correspondence from the Missouri Public Service Commission:


----- Original Message -----

From: Watkins, James
To: Dave Gibson (E-mail) ; Dee Lynn Davey (E-mail)
    --------------------   -----------------------
Sent: Thursday, September 20, 2001 1:27 PM
Subject: Scenario A.2. w/ 10.00% ROE - Order
FYI
We calculate the permanent increase to be $17,089,938, IEC to be $19,643,484, for a total of $36,733,422. Attached is the Order.



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Report and Order from the Missouri Public Service Commission:


                      BEFORE THE PUBLIC SERVICE COMMISSION

                            OF THE STATE OF MISSOURI


In the Matter of The Empire District Electric            )
Company's Tariff Sheets Designed to Implement a General  )
Rate Increase for Retail Electric Service Provided to    )  Case No. ER-2001-299
Customers in the Missouri Service Area of the Company.   )  Tariff No. 200100518


================================================================================

                                REPORT AND ORDER

================================================================================








                           Issue Date:                September 20, 2001






                           Effective Date:            October 2, 2001

                      BEFORE THE PUBLIC SERVICE COMMISSION

                            OF THE STATE OF MISSOURI


In the Matter of The Empire District Electric            )
Company's Tariff Sheets Designed to Implement a General  )
Rate Increase for Retail Electric Service Provided to    )  Case No. ER-2001-299
Customers in the Missouri Service Area of the Company.   )  Tariff No. 200100518





                                Table of Contents

Appearances   ...............................................................2

Procedural History...........................................................2

Pending Motions   ...........................................................6

Findings of Fact  ...........................................................8
1.   Cost of Service - Depreciation..........................................9
2.   Cost of Service - Bad Debt.............................................12
3.   Cost of Service - Payroll - Incentive Pay..............................13
4.   Class Cost of Service / Rate Design....................................14
5.   Capital Structure / Rate of Return.....................................15
6.   State Line Power Plant and Energy Center...............................20
7.   Fuel and Purchased Power Expense.......................................22
8.   Property Taxes on Additional Plant in Service..........................24
9.   Trust Preferred Stock (TOPrS)..........................................27

Conclusions of Law..........................................................28
1.   Cost of Service - Depreciation.........................................29
2.   Cost of Service - Bad Debts............................................30
3.   Cost of Service - Payroll - Incentive Pay..............................30
4.   Class Cost of Service / Rate Design....................................30
5.   Capital Structure / Rate of Return.....................................31
6.   State Line Power Plant and Energy Center...............................31
7.   Fuel and Purchased Power Expense.......................................32
8.   Property Tax on Additional Plant in Service............................32
9.   Trust Preferred Stock (TOPrS)..........................................32

Ordered Paragraphs..........................................................33

                                   Appearances

Gary W. Duffy, James C. Swearengen, and Dean L. Cooper, Brydon, Swearengen & England P.C., Post Office Box 456, 312 East Capitol Avenue, Jefferson City, Missouri 65102, for The Empire District Electric Company.

Stuart W. Conrad and Jeremiah D. Finnegan, Finnegan, Conrad & Peterson, 1209 Penntower Office Center, 3100 Broadway, Kansas City, Missouri 64111, for Praxair, Inc.

John B. Coffman, Deputy Public Counsel, Office of the Public Counsel, Post Office Box 7800, Jefferson City, Missouri 65102, for the Office of the Public Counsel and the public.

Dana K. Joyce, General Counsel, Steven Dottheim, Chief Deputy General Counsel, Dennis L. Frey, Associate Counsel, and Nathan Williams, Bruce Bates, Eric Anderson, and David Meyer, Legal Counsel, Missouri Public Service Commission, Post Office Box 360, Jefferson City, Missouri 65102, for the Staff of the Missouri Public Service Commission.

REGULATORY LAW JUDGE:      Vicky Ruth, Senior Regulatory Law Judge.


                                REPORT AND ORDER


     This order rejects a tariff filed by The Empire District Electric Company that was designed to produce an annual increase of approximately $41,467,926 in the Company's revenues. This order authorizes The Empire District Electric Company to file tariff sheets to increase permanent electric revenues and allows the Company to incorporate an Interim Energy Charge on customer bills. The Interim Energy Charge will be in effect for two years and is subject to refund with interest to customers of the Company.

                               Procedural History

     On November 3, 2000, The Empire District Electric Company filed with the Missouri Public Service Commission proposed tariff sheets intended to implement a

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general rate increase for electric service provided to retail customers in the
Missouri service area of the Company. Empire is a public utility engaged in the provision of electric service to the general public in the state of Missouri and is subject to the general jurisdiction of the Commission pursuant to Chapters 386 and 393, RSMo 2000.

     The proposed tariff sheets bore a requested effective date of December 3, 2000, and were designed to produce an annual increase of approximately 19.3 percent ($41,467,926) in the Company's revenues. The Company also filed direct testimony in support of its requested rate increase.

     On November 13, 2000, Praxair, Inc., filed its Application to Intervene. The Commission granted Praxair's request for intervention on December 22, 2000.

     On November 16, 2000, the Commission issued its Suspension Order and Notice, suspending the proposed tariff sheets until October 2, 2001. On December 21, 2001, an early prehearing conference was held.

     The parties filed their joint Proposed Procedural Schedule and Clarification of True-up and Updates on December 28, 2000. On January 4, 2001, the Commission issued its Order Setting Test Year, Setting True-up Hearing, and Adopting Procedural Schedule. The Commission adopted the procedural schedule recommended by the parties and ordered the use of a test year of the 12 months ending December 31, 2000, updated with respect to certain agreed items for known and measurable changes. The Commission also adopted the recommendation of the parties that the true-up with respect to Empire's new State Line Combined Cycle
(SLCC) Generating Plant be extended until July 31, 2001.


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     The parties filed prepared testimony in accordance with the Commission's order.

     The parties also participated in another prehearing conference on April 16, 2001. The Commission conducted a local public hearing in Joplin, Missouri, on April 23, 2001.

     On May 14, 2001, Empire, the Staff of the Commission, and the Office of the Public Counsel filed a Stipulation and Agreement Regarding In-service Criteria. Praxair did not sign this agreement. On that same date, the same parties also submitted a nonunanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense. Praxair did not sign this agreement.

     Also on May 14, 2001, Staff filed, on behalf of all the parties, a Proposed List of Issues, List of Witnesses, and Order of Cross-examination. Thereafter, each of the parties timely filed their statements of position on the List of Issues.

     On May 15, 2001, Staff filed a proposed procedural schedule regarding the Stipulation and Agreement Regarding Fuel and Purchased Power filed May 14, 2001.

     On May 18, 2001, counsel for Praxair filed a letter with the Commission requesting a hearing on all issues comprehended by the May 14, 2001, nonunanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense. On May 22, 2001, Empire and Public Counsel filed a joint Motion to Schedule Hearing on Fuel and Purchased Power Issues contemplated by the May 14 nonunanimous Stipulation and Agreement.

     On May 23, 2001, Staff filed, on behalf of all parties, a Reconciliation of Parties' Positions on the Revenue Requirement Issues.



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     In an Order Directing Filing issued May 24, 2001, the Commission noted that while Praxair had made a timely request for hearing regarding the nonunanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense, no such request was filed by any party regarding the Stipulation and Agreement Regarding In-service Criteria. The Commission ruled that the Stipulation and Agreement Regarding In-service Criteria would be considered as unanimous pursuant to 4 CSR 240-2.115(1) and (3). The Commission denied the motion of Empire and Public Counsel for a procedural schedule and rejected the proposed procedural schedule submitted by the Staff. The Commission ordered the parties to file a supplement to the list of issues and witnesses previously filed regarding fuel and purchased power expense, and directed the parties to address in their opening statements and briefs the effect, if any, of passage of Senate Committee Substitute for Senate Bill No. 387 on this case.

     On May 25, 2001, the parties filed a Unanimous Stipulation and Agreement as to State Line Combined Cycle Unit Capital Costs.

     The Commission commenced the evidentiary hearing on May 29, 2001. The hearing concluded on June 6, 2001.

     On June 4, 2001, Staff filed a Revised List of Issues, List of Witnesses and Order of Cross-examination on behalf of all parties. Also on June 4, 2001, the parties filed a Unanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense and Class Cost of Service and Rate Design.

     Staff filed, on behalf of all parties, a revised reconciliation on the revenue requirement issues on June 5, 2001.



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     On June 19, 2001, the Commission issued an Order Rescheduling True-up
Hearing. The hearing was held as scheduled on August 23-24, 2001.

     The parties filed initial briefs on July 10, 2001, and reply briefs on August 3, 2001. Empire, Staff, and Public Counsel filed Proposed Findings of Fact and Conclusions of Law on August 3, 2001. Empire and Staff later filed supplemental Proposed Findings of Fact and Conclusions of Law regarding the true-up issues.

     True-up initial briefs were filed on August 30, 2001, and true-up reply briefs were submitted by September 4, 2001.

     Staff filed its Revised True-up Revenue Requirement on August 23, 2001. Staff filed the True-up Reconciliation of Parties' Positions on the Revenue Requirement Issues and Motion for Leave to File Out of Time on August 31, 2001.

     On September 12, 2001, the Staff of the Missouri Public Service commission filed a motion to strike portions of Empire's True-up Reply Brief. By order issued September 13, 2001, the Commission shortened the time for the parties to respond to Staff's motion. Praxair filed a response in support of Staff's motion on September 14, 2001. On the same date, Empire filed its response in opposition to Staff's motion.

     On September 13, 2001, the Commission issued an Order Directing Scenarios. Staff filed its Response on September 14, 2001. Empire filed a reply to Staff's scenarios on September 17, 2001.

                                 Pending Motions

     As noted above, Praxair filed a letter on May 18, 2001, requesting a hearing on all issues found in the nonunanimous stipulation and agreement regarding fuel and purchased power expense that was filed on May 14, 2001. Staff filed a motion to



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schedule a hearing on this issue on May 15, 2001. On May 22, 2001, Empire and
Public Counsel filed a joint motion to schedule a hearing on these fuel and purchased power expense issues. However, the parties subsequently filed a Unanimous Stipulation and Agreement addressing the Fuel and Purchased Power issues on June 4, 2001. As a result of this Unanimous Stipulation and Agreement, Praxair's request for a hearing on the prior stipulation and agreement is moot. Likewise, the requests to schedule a hearing on these issues are also moot.

     On August 31, 2001, Staff filed the True-up Reconciliation of Parties' Positions on the Revenue Requirement Issues, along with a Motion for Leave to File Out of Time. Staff notes that the parties were directed to file the True-up Reconciliation by August 30, 2001, but that the process of resolving differences regarding the numbers to be included therein prevented a timely filing. As a result, the document was filed one day late. Staff noted that all of the parties to the case are in support of the True-up Reconciliation, that no party objects to its late filing, and that no party is adversely affected by the brief delay in filing. The Commission finds that the request for leave to file out of time is reasonable and should be granted.

     On September 12, 2001, the Staff of the Missouri Public Service Commission filed a motion to strike portions of Empire's True-up Reply Brief. Staff argues that Empire improperly included argument on two subjects that were not subject to true-up, were not directly addressed in the prefiled true-up testimony that any party filed, and were not addressed in the initial true-up briefs to which the company was responding. Staff requests that the Commission strike certain portions of Empire's true-up briefs, or in the alternative, that Staff and the other parties should be given an opportunity to



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

respond. By order issued September 13, 2001, the Commission shortened the time for the parties to respond to Staff's motion. Praxair filed a response in support of Staff's motion on September 14, 2001. On the same date, Empire filed its response in opposition to Staff's motion.

     Empire counters that Staff concedes in paragraph 3 of its motion that the issues to which Staff refers, capital structure and cost of capital, are true-up issues. Empire indicates that these issues are addressed in the true-up testimony of both Staff and Public Counsel. As to the argument regarding minimal solvency, Empire argues that the concept was discussed in Empire witness Donald
A. Murry's rebuttal testimony and in the Company's Initial Brief and Reply Brief. Empire dismisses as absurd Staff's position regarding the citation of the reported cases from other jurisdictions.

     The Commission determines that the arguments in Staff's Motion to Strike, filed September 12, 2001, are without merit. The Commission will deny Staff's motion to strike and will also deny Staff's alternative request that Staff and other parties be given an opportunity to respond.

                                Findings of Fact

     The Missouri Public Service Commission, having considered all of the competent and substantial evidence upon the whole record, makes the following findings of fact. The positions and arguments of all of the parties have been considered by the Commission in making this decision. Failure to specifically address a piece of evidence, position or argument of any party does not indicate that the Commission has failed to consider relevant evidence, but indicates rather that the omitted material was not dispositive of this decision.



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

     Empire is a public utility engaged in the provision of electric service to the general public in the state of Missouri and is subject to the general jurisdiction of the Commission pursuant to Chapters 386 and 393, RSMo 2000. Empire's principal place of business is located in Joplin, Missouri.

1.   COST OF SERVICE - DEPRECIATION

     While the parties agree that the depreciation should be based on calendar year 2000, for plant other than its State Line Combined Cycle unit, Empire asserts that it should recover from Missouri customers $28,445,716 per year for depreciation while the Staff states that the recovery should be $18,249,834 per year. The difference in the depreciation recovery the Staff and Empire propose is attributable to differences in their approaches to determining average service lives, net salvage and amortization of net salvage.

     Empire takes present plant and predicts future events in determining depreciation. In contrast, the Staff relies on data from past events to determine depreciation. Empire projects both the date generation plant will be retired and all the major maintenance cost events that it anticipates will transpire before that retirement date. The Company then uses the estimates of the costs associated with those projected events and investment already made as the basis for determining the depreciation rates it proposes for its generation plant. In contrast, the Staff uses existing mortality data to determine average service lives for Empire's generation plant and the actual expenditures Empire has made to determine the depreciation rates that it proposes. Further, Empire includes net salvage cost as a depreciation rate component while the Staff separately states net salvage cost as an expense. Like its



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determination of depreciation, Empire projects the date generation plant will be retired, the cost of removal at that date and the gross salvage value of the plant at that date in determining net salvage cost. Staff uses the plant removal costs that Empire has incurred in the past five years and the gross salvage value it has realized during those same five years to project Empire's net salvage cost.

     The parties agree that depreciation and net salvage cost should be reviewed frequently. A potential advantage of Empire's approach is that the rate impact of depreciation and net salvage cost should remain at a constant level for each particular generating unit during the life of that unit. The disadvantages are that it relies on both projections of when future events will occur and on the costs associated with those future events. In contrast, because the Staff's approach is based on data from the recent history of the company, the depreciation and net salvage cost that the Staff propose more closely track the recent experience of the company and do not require the estimation of costs that will not be incurred until far in the future.

     Empire presented the testimony of its consultant to support the average service lives for generation plant that it proposes in this case. Notably absent in this case is testimony from employees of Empire that Empire will retire units on or about the dates sponsored by that consultant. It is not disputed that using dates certain for retiring generating units has the impact of shortening plant service lives. Further, the testimony of Empire witness Beecher that Empire needed to construct its State Line combined cycle unit to meet load demand it projected in the past dovetails with the testimony of Staff witness Adam that Empire projects load demand in the near future that it does not now have capacity to meet and, therefore, is planning the construction



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of additional generating units to meet that load, but has no plans for replacing existing generating capacity. The generation unit retirement dates sponsored by Empire's consultant are not credible.

     The Staff and Empire agree that for the State Line Combined Cycle unit the design life of 35 years should be used for the average service life, since there is no empirical data upon which to determine average service lives of the plant at that unit. With the exception of the State Line Combined Cycle unit, the Staff based its average service lives on mortality data received from Empire. It used that mortality data to create survivor curves and, ultimately, to determine average service lives. The approach to determining service lives taken by the Staff is essentially the same as that used by Empire, except that Empire truncated the survivor curves by using dates certain for retiring all plant at each separate generating unit. This results in shortening the average service life of the plant. Having found that the fixed retirement dates in the testimony of Empire's consultant are based on his experience with generating units owned by other utilities, but not based on prior experience with Empire or even Empire's planned retirement dates, with the exception of plant at the State Line Combined Cycle unit, the Commission rejects the average service lives proposed by Empire and finds that the average service lives that the Staff determined are the appropriate service lives to be used in this case for establishing depreciation. Those average service lives are set forth in Appendix A, attached hereto.

     The Staff and Empire disagree as to whether future major maintenance costs should be considered when determining depreciation; Empire would include them, the Staff would not. Because Empire's approach requires that both the date each future



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major maintenance cost will be incurred and the magnitude of those costs be projected, the Commission finds it to be too speculative. The Commission finds that depreciation rates should not include these estimated future costs and that the appropriate time to consider such costs is when they are known.

     The Staff and Empire also disagree on whether depreciation rates should include net salvage value. Inclusion of net salvage value creates the need to project the date that plant will be removed, the cost of removal at the time it is removed and the gross salvage value, for plant that may never be removed or at least not be removed for some considerable time after it is retired. Unit 6 at Empire's Riverton site was retired, but presently remains on site. This uncertainty provides sufficient grounds to reject Empire's determination of net salvage cost. The Staff's approach of treating net salvage cost as an expense based on Empire's recent historical data reduces this uncertainty. Additionally, separately stating net salvage cost, rather than incorporating it in depreciation rates, appropriately identifies the significance of net salvage cost on rates. The Commission finds that net salvage cost considered in setting rates should be based on historical net salvage cost that Empire has actually incurred in the recent past and that it should be treated as an expense.

2.   COST OF SERVICE - BAD DEBT

     Shall Empire's bad debt expense be allowed to follow changes in Missouri jurisdictional revenue?

     The parties agreed upon an amount to be included in Empire's cost of service in this case that reflects Empire's bad debt expense. This amount is based on a factor of one-quarter of one percent (0.25%) of Empire's revenues. Empire proposes that this .25% bad debt factor be applied to the rate increase that the Company will be



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authorized in this case. The other parties oppose factoring up the rate increase by the .25% amount.

     Whether a direct correlation between revenue levels and bad debts for a utility exists is dependent upon case-by-case circumstances. (GR-96-285, 5 Mo. P.S.C. 3d, p. 447.) Empire's witness Gipson testified that in six of the last eight years Empire's bad debt expense has increased as its revenues have increased. However, Staff witness Boltz testified that the relationship between revenues and bad debt write-offs at Empire in the last five years has varied greatly. Mr. Boltz also stated that in any given year, revenues and customers may increase but bad debt expense and actual write-offs may decrease.

     Whether the bad debt will increase as a result of a rate increase and the amount of the increased revenues is a matter of speculation. The Commission finds that the evidence in this case does not persuasively show a reliable correlation between revenues and bad debt expense. The Commission finds that Empire's bad debt expense should not be adjusted to reflect the additional revenues resulting from this proceeding.

3.   COST OF SERVICE - PAYROLL - INCENTIVE PAY

     Shall discretionary, performance-based incentive pay for employees be allowed?

     Incentive awards were accrued and expenses by Empire for the year 2000 in the amount of $323,000, the test year of this case.(1) Empire seeks to recover this $323,000 in rates. The other parties oppose including these costs in rates. This


----------

1 The total amount of incentive awards was higher than this figure. However, Empire did not ask that it be allowed to recover incentive awards made to certain top management employees.


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particular incentive award plan was commenced by Empire in 1997 for its nonunion, non-officer employees and includes hourly and salaried employees through mid-managers. The first payment under this plan occurred in 1998. One aspect of Empire's incentive compensation program allows employees who meet both "base goals" and "stretch goals" to become eligible to receive additional compensation.

     Pursuant to Empire's incentive compensation program, if an employee meets both his or her base and stretch goals, that person becomes eligible to receive incentive compensation. During the year 2000 Empire was involved in a pending merger with UtiliCorp United Inc. (UtiliCorp). As a result of that pending merger and the resulting staff shortages, the execution of Empire's incentive program was not up to its previous standard.

     Nonetheless, the Commission finds that the incentive payments at issue were made to employees who did in fact achieve goals that were beyond their normal job duties and responsibilities. The Commission also determines that Empire's plan directly benefits the Company's customers given that a portion of employee pay is at risk, causing employees to recognize that superior performance will generate greater compensation.

     In recognition of the flawed execution of the award plan, Empire indicated that it would be willing to include a five-year average that results in approximately $251,000. As another alternative, Empire stated that it is willing to include instead a per-year average expenditure for its incentive awards, but deduct the $323,000 from the total. This would make the issue worth approximately $223,500 on a total company basis.



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     The Commission finds that Empire's alternative proposal to include approximately $223,5000 in cost of service is appropriate. This proposal allows the company to recover in rates a reasonable amount for the incentive awards, while also recognizing the flaws in the execution of the company's award plan.

4.   CLASS COST OF SERVICE / RATE DESIGN

     A. What should be the appropriate method of class cost of service allocation in this case?
     B. What is the appropriate allocation of any increase in revenues to customer classes?
     C. What are the appropriate adjustments to rates for the various customer classes?
     D. What is the appropriate rate design treatment of the Interim Energy Charge (IEC)?

     This issue was settled among all of the parties. A unanimous Stipulation and Agreement, covering this issue along with fuel and purchased power expense, was filed on June 4, 2001. That Stipulation and Agreement purports to resolve all of the above-listed issues regarding Class Cost of Service and Rate Design. The parties have agreed that "the difference between any increase in the Company's revenue requirement that is approved by the Commission and the revenues collected by the IEC will be allocated to each customer class on an equal percent of current revenues basis and reflected on all Empire Missouri rate schedules as an equal percentage increase (or decrease) to each rate component on each tariff."

     The Commission recognizes this approach as a means of essentially maintaining the same rate design as exists and is presently lawful and approved, since it increases each charge by an equal percentage basis.

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of the issues raised in this case,



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pursuant to Section 536.060, RSMo 2000. The requirement for a hearing is met when the opportunity for hearing has been provided and no proper party has requested the opportunity to present evidence. See, State ex rel. Rex Deffenderfer Enterprises, Inc. v. PSC, 776 S.W.2d 494, 496 (Mo. App. 1989). Since no one has requested a hearing on this issue in this case, and the Commission has satisfied itself that the Stipulation and Agreement represents a reasonable resolution of many complex issues, the Commission may grant the relief requested in the Stipulation and Agreement.

5.   CAPITAL STRUCTURE / RATE OF RETURN

     A.   What capital structure is appropriate for Empire?

     Empire proposes a capital structure for purposes of this case of 45% Common Stock Equity, 7.9% Trust Preferred, and 47.1% Long-term Debt. Staff and Public Counsel propose a capital structure of approximately 37.76% Common Stock Equity, 7.88%Trust Preferred, and 54.36% Long-term Debt, which is the June 30, 2001, actual capital structure of the Company. Empire contends that the actual capital structure as of June 30, 2001, is not a normal capital structure for Empire and therefore should not be used for ratemaking purposes. The Company argues that its proposed capital structure is representative of the capital structure that will be in effect during the period in which the Company's new rates will be in effect.

     On May 1999, Empire and UtiliCorp announced that they had executed an agreement for the merger of the two companies. The merger agreement provided that Empire could not issue any additional common equity prior to the closing of the merger. Following the merger announcement, the Company incurred a large amount of new long-term debt in order to finance construction of its new State Line Combined Cycle


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power plant and to redeem the outstanding preferred stock. These events combined to drive the Company's common equity percentage down and its long-term debt percentage up. As of December 31, 2000, the Company's capital structure was 39.80% Common Stock Equity, 0.00% Preferred Stock, 60.20% Long-term Debt, and
0.00 % Short-term Debt. On January 2, 2001, UtiliCorp announced that it was terminating the merger.

     Empire argues that it is now moving towards a more balanced capital structure as it has reinstituted its dividend reinvestment plan and is planning to issue additional common equity later in 2001. However, Empire did not provide details regarding how many shares the Company would offer, at what price the shares would be offered, how much capital this would generate, or specifically what effect the new offering would have on the company's capital structure. The Company presented no evidence that it was firmly committed to issuing new common equity.

     As noted above, the Company's capital structure was 37.76% Common Stock Equity, 7.88% Preferred Stock, and 54.36% Long-term Debt as of June 30, 2001. The percentage of common equity that is included in the Company's capital structure as of June 30, 2001, is unusually low when compared to this Company's past capital structure. Empire notes that since 1992 and prior to the proposed merger with UtiliCorp, Empire's common equity ratio ranged from 45% to 50%. However, Empire's common equity percentage as of June 30, 2001, is similar to that of other companies in the electric utility industry.

     The Commission finds that the company's contention that it will increase its common equity percentage to 45% in the immediate or foreseeable future is not



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realistic. The Commission finds that the appropriate capital structure is the actual capital structure of June 30, 2001.

     B.   Return on Equity

     Staff argues that the appropriate rate of return on common equity for this case is a range of 8.5% to 9.5%. Public Counsel supports a range of 10% to 10.25%, while Empire argues for a range of 11.5% to 12%.

     Historically, the Commission has primarily relied upon the Discounted Cash Flow ("DCF") Method of determining the appropriate return on equity ("ROE") for a regulated utility company. The objective of the DCF Method is to determine the discount rate that equates anticipated future cash flows from a company's common stock to the current market price of the common stock. The Company, the Staff and the OPC all recommend that the Commission rely primarily upon the DCF Method to establish the appropriate return on equity in this case.

     In simple terms, the DCF model consists of two components, the current dividend yield plus the expected sustainable growth rate.

     The Company has paid annual dividends of $1.28 per share every year from 1993 to 2000, and all parties agree that this is the proper figure to use in the calculations.

     The DCF Method requires the use of a current market price for the company's common stock.

     Company witness Dr. Donald A. Murry used stock price data for a historical period that included the first nine months of 2000. From this he concluded that the price to use in the DCF equation ranged from a low of $18.90 to a high of $27.10. The



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

stock price data used by Dr. Murry was the oldest of these three, with some of the prices dating back to January 1, 2000, more than 20 months ago, and is not current.

     OPC witness Mark Burdette used stock price data for the six-week historical period immediately preceding the preparation of his testimony, namely February 16, 2001 to March 23, 2001. He determined that Empire's average stock price was $19.52. Mr. Burdette testified that he averaged the Company's stock price over the most recent six weeks in order to reduce daily variability in the stock price.

     Staff witness Roberta A. McKiddy used stock price data for a historical period from October 1, 2000 through March 4, 2001. The average price during that time period was $24.25, but Ms. McKiddy recommended a yield of 5.50%, thus implicitly choosing a stock price of $23.27.

     The next step is the estimation of future growth. All parties agree that it is not likely that the Company's dividends will grow within the next few years. All parties also agree, however, that a company such as Empire may expect and experience growth, even when dividends do not increase. In such circumstances, the estimates of growth may take into consideration the expected growth of other factors, such as earnings per share or book value per share.

     Staff witness McKiddy made five separate calculations of the historical growth rates of the Company's dividends per share, earnings per share and book value per share. She averaged the five results to determine that the Company's historical growth rate was 2.10% per year. Ms. McKiddy then averaged the projections of future growth rates from two outside sources to estimate that the Company's future growth rate will be 4.00% per year. Utilizing both her determination of the historical growth rate and her estimate of the future growth rate, she estimated the value of the growth factor to be 3.00% to 4.00% per year.

     OPC witness Burdette calculated the Company's growth rate using both historical and projected rates for 1) earning per share, 2) dividends per share, and 3) book value per share. Mr. Burdette performed this analysis on a group of six comparable companies. Based on this analysis, Mr. Burdette projected a growth rate of 3.5%. Public Counsel's recommended growth rate is squarely in the middle of Staff's recommended range for the growth rate (3%-4%).

     Company witness Murry did not separately calculate historical growth and future growth, as did Ms. McKiddy and Mr. Burdette, but rather attempted to calculate a single growth rate for a single period that includes both historical results from 1994-1996 to the present and projected future results from the present until 2003-2005. He made no attempt in his analysis to consider growth rates for book value per share. Although he looked at the growth rate for dividends per share, he did not consider dividend growth in his analysis. Dr. Murry thus considered only the growth in earnings per share. He determined that the appropriate growth rate for Empire is 5.42% to 6.00% per year.

     Dr. Murry's analysis of the growth factor is deficient because it depends entirely upon the growth of earnings per share, ignoring the growth of dividends per share and book value per share, and because it is heavily dependent upon projections of future growth, instead of utilizing historical data. The result is a growth rate that is much higher than Empire has ever achieved in recent years, and it is unreasonable to expect Empire to achieve it.

     The Commission finds that Public Counsel's calculations are well reasoned and appropriate for this case. Public Counsel determined that a price of $19.52 per share should be used in the DCF model. This $19.52 stock price combined with the $1.28 dividend results in a dividend yield of 6.56%, which when combined with Public Counsel's growth rate of 3.5%, results in a rate of return range of 10.00% to 10.25%. The Commission finds that the appropriate rate of return on common equity is 10.00%.

6.   STATE LINE POWER PLANT AND ENERGY CENTER

     A. What are the appropriate capital costs for inclusion in rate base for the State Line Combined Cycle Unit?

     This issue was settled among all the parties, and a Unanimous Stipulation and Agreement was filed on May 25, 2001. Staff filed Suggestions in Support of the Unanimous Stipulation and Agreement on June 1, 2001. A part of this stipulation is Empire's agreement that it waives its right to seek, in any subsequent rate proceeding in Missouri, recovery of $3.984 million related to the Fru-Con construction contract regarding SLCC. The Commission explored the ramifications of the settlement by questioning several witnesses on the record.

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of the issues raised in this case, pursuant to Section 536.060, RSMo 2000. The requirement for a hearing is met when the opportunity for hearing has been provided and no proper party has requested the opportunity to present evidence. See, State ex rel. Rex Deffenderfer Enterprises, Inc. v. PSC, 776 S.W.2d 494, 496 (Mo. App. 1989). Since no one has requested a hearing on this issue in this case, and the Commission has satisfied itself that the Stipulation and Agreement represents a reasonable resolution of many complex issues, the Commission may grant the relief requested in the Stipulation and Agreement.

     B. What are the appropriate expenses for Operation and Maintenance at the State Line Power Plant and the Empire Energy Center?

     Staff performed an analysis of the operation and maintenance expenses at the Staff Line Power Plan and the Empire Energy Center as part of the true-up process. The parties announced to the Commission that there were no issues between them regarding operating and maintenance expense issues given the level of revenue requirement Staff was proposing as a result of the true-up audit. Therefore, since there are no identified issues on this topic, the Commission will accept the level of expenses in this category as reflected in the Staff's revenue requirement filing as part of the true-up.

     C. What are the appropriate in-service criteria for determining whether the new State Line Combined Cycle Unit should be included in rate base?

     On May 14, 2001, Empire, Staff and Public Counsel filed a Stipulation and Agreement Regarding In-Service Criteria. No other party requested a hearing on this nonunanimous stipulation, so the Commission is allowed to treat it as if it were unanimous. 4 CSR 240-2.115(1).

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of the issues raised in this case, pursuant to Section 536.060, RSMo 2000. The requirement for a hearing is met when the opportunity for hearing has been provided and no proper party has requested the opportunity to present evidence. See, State ex rel. Rex Deffenderfer Enterprises, Inc. v. PSC, 776 S.W.2d 494, 496 (Mo. App. 1989). Since no one has requested a hearing on this issue in this case, and the Commission has satisfied itself that the Stipulation and Agreement represents a reasonable resolution of many complex issues, the Commission may grant the relief requested in the Stipulation and Agreement.

7.   FUEL AND PURCHASED POWER EXPENSE

     What methodology for the recovery of fuel and purchased power expense should be adopted by the Commission in this case and what level(s) of fuel and purchased power expense should the Commission approve?

     This issue was settled among all of the parties. A Unanimous Stipulation and Agreement, covering this issue, along with class cost of service and rate design, was filed on June 4, 2001. Staff filed suggestions in support of the agreement on June 5, 2001.

     The Stipulation and Agreement provides that $91,599,932 be included in Missouri jurisdictional cost of service on a permanent (i.e., not interim) basis. This figure was subject to true-up and was trued up; the true-up figure is $93,496,866. The Stipulation and Agreement also provided for the establishment of an Interim Energy Charge (IEC) to be reflected on all Empire rate schedules on an equal cents per kilowatt-hour basis at 0.54 cents per kWh, commencing October 1, 2001. The revenue from the IEC is to be collected by Empire on an interim and subject to true-up and refund basis under the terms of the Stipulation and Agreement. Other Empire rate schedules which contain charges which assume a certain amount of kWh usage will also be affected by the IEC as provided by the Stipulation and Agreement.

     The Stipulation and Agreement also provided for a change to the monthly credit for interruptible demand on the rate schedule applicable to Praxair.

     During the course of the hearing, the Commission extensively questioned representatives of the Staff, Public Counsel, and Empire regarding the nature of the Stipulation and Agreement and whether it was in the public interest. The parties emphasized that Empire is different from other electric utilities in the state with regard to its dependence upon natural gas-fired generation and purchased power, especially with the addition of the natural gas-fired SLCC. The parties also noted that while some fuel costs are relatively stable, there has been recent volatility in the price of natural gas and purchased power, and there is great difficulty for anyone to attempt to predict with reasonable certainty what the market price of natural gas or purchased power will be at any given time in the future. The parties assured the Commission that the suggested resolution of this issue, for this particular company in this particular circumstance, is appropriate and reasonable, in that it incorporates a forecasted fuel method which the Commission has utilized in other forms in previous cases, and it includes a "true-up" to actual cost method which the Commission finds appropriate in this situation for the protection of customers. Utilizing the "traditional" approach of attempting to ascertain a fixed cost for natural gas and purchased power prices carries with it the prospect of the ratepayers either paying significantly more or less than the actual costs. The Commission does not wish to subject either Empire or its customers to such potential extremes. The compromise approach fashioned by the parties in this proceeding ensures rate stability and seeks to prevent either "windfall" profits or dramatic losses by ensuring that actual fuel and purchased power costs are the basis for the process to be used.

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of the issues raised in this case, pursuant to Section 536.060, RSMo 2000. The requirement for a hearing is met when the opportunity for hearing has been provided and no proper party has requested the opportunity to present evidence. See, State ex rel. Rex Deffenderfer Enterprises, Inc. v. PSC, 776 S.W.2d 494, 496 (Mo. App. 1989). Since no one has requested a hearing on this issue in this case, and the Commission has satisfied itself that the Stipulation and Agreement represents a reasonable resolution of many complex issues, the Commission may grant the relief requested in the Stipulation and Agreement. In so doing, however, the Commission does not intend to indicate that this particular approach to the recovery of fuel costs is appropriate for any other utility.

8.   PROPERTY TAX ON ADDITIONAL PLANT IN SERVICE

     Should the commission increase the total company revenue requirement by $884,042 (Missouri jurisdictional) to account for property taxes on the $122,479,047 in additional plant in service?

     Empire and Staff disagree on the level of property tax expense that should be included in rates in this proceeding.

     Staff calculated property taxes in this case by applying a property tax rate to the December 31, 2000, balances of electric property. Staff developed its property tax rate by dividing the amount of property taxes paid in 2000 by the total balance of Empire's electric property at January 1, 2000.

     Empire advocates a position that goes beyond the year-end 2000 property balances in determining its property tax expense allowance by taking the balance of new plant in service and adding it to its system through the end of the true-up period to the property on which its property tax calculation was based. Nearly all this new plant is associated with the new State Line Combined Cycle (SLCC) Unit. That is, Empire argues that the revenue requirement should be increased by $884,042 (which is the total company number of approximately $1,027,000 multiplied by
 .8604, which is the jurisdictional allocator) to account for property taxes on the increased plant in service.

     Staff contends that it is not appropriate to include property taxes related to the SLCC when those property taxes will not be assessed until January 1, 2002, and will not be actually paid for until December 31, 2002 (which is 15 months outside the operation-of-law date and 18 months outside the true-up period of June 30, 2001). Staff agrees that property taxes will be paid in the future, but Staff does not agree with the Company as to what value should be placed on this future expenditure. Staff alleges that the property taxes associated with this item do not meet the "known and measurable" standard that has consistently been used by the Commission over the years.

     The Company argues that both its and Staff's approaches to property taxes use "estimates," and therefore the Commission should not be averse to using Empire's estimate that extends further into the future. Staff points out what it believes are crucial differences between its estimate and the Company's estimate. First, Staff applied a property tax rate (based upon past Empire experience) to the assessed value of Empire's plant as of January 1, 2001, to determine its recommendation. The January 1, 2001, assessed value of plant is the basis for Empire's actual property tax expense booked during 2001 - the true-up period for this case. Empire's estimate, however, is based upon applying a property tax rate to plant that will not be assessed until January 2002, and for which the associated property tax expense will not even be booked by the Company until January 2002.

     Praxair also opposes Empire's approach to this issue. Among other things, Praxair points out that it is unreasonable for a utility to start charging ratepayers in October 2001 for costs that the Company will not pay until late December 2002. Empire is not being denied the ability to recover property taxes related to the new plant. Property taxes for the year 2000, paid in December 2000, were capitalized (added to the rate base for the new plant) and Empire is allowed to earn a return on and (through depreciation) return of the investment of that plant - recovery that begins in October 2001 with its new rates.

     The Commission finds that the arguments of Staff and Praxair regarding the property tax issue are persuasive. Staff's estimate of property taxes is based upon known and measurable factors and preserves appropriate matching of all revenue requirements, and is consistent with the Commission's past practice. Empire's position is not based upon known and measurable factors. In addition, it would be unreasonable for the Company to start charging ratepayers in October 2001 for (estimated) costs that the Company will not start paying until January 2002. The Commission determines that it will not increase the total company revenue requirement to account for property taxes on the additional plant in service.

9.   TRUST PREFERRED STOCK (TOPrS)

     Should the Issuance of Cost Associated with Empire's TOPrS be Included as Part of the Embedded Cost of Debt?

     There was substantial dispute at the true-up hearing over the embedded cost of trust preferred stock. Staff and Empire both contend that the embedded cost should be calculated in the same way that the embedded cost of debt is calculated.

     The Company's preferred stock consists of Trust-Originated Preferred Securities (TOPrS). TOPrS are a hybrid security and have characteristics of both debt and equity. Staff and the Company argue that the Commission should decide TOPrS-related issues on a case-by-case basis as directed by the particular facts in each instance.

     Public Counsel seeks a ruling in this case that Empire's TOPrS are either debt or equity for all regulatory purposes. Public Counsel contends that it would have no objection to the Commission treating TOPrS as debt if the Commission did so consistently for all regulatory purposes. Public Counsel argues that based on the Commission's past treatment of TOPrs, the Commission should treat Empire's TOPrS as equity. The basis for Public Counsel's position is a prior decision of this Commission in a case involving Missouri Gas Energy
(MGE).(2) Staff witness McKiddy testified that that case is easily distinguished from the present one in that in the MGE case, the Commission regarded TOPrS as equity only for the purpose of meeting financial benchmarks. In that case, the Commission regarded TOPrS as equity only in order to determine that MGE met the criteria it had to meet in order to file a rate case; the

----------

2    Case No. GR-96-285, 5 Mo. P.S.C. 3d 437.

Commission did not declare that TOPrS were equity for the purpose of calculating costs associated with it.

     During the hearing, Public Counsel witness Burdette conceded that "absent a ruling from this Commission that they are equity, I believe TOPrS are debt."

     Staff and Empire contend TOPrS are debt. Public Counsel conceded that the TOPrS are essentially debt. The Commission finds that the embedded costs of the TOPrS should be calculated the same way embedded cost of debt is calculated.

                               Conclusions of Law

     The Missouri Public Service Commission has arrived at the following conclusions of law.

     Empire is an investor-owned public utility engaged in the provision of electric service in the state of Missouri and, therefore, is an "electrical corporation" as defined under Section 386.020(15), RSMo 2000. The Missouri Public Service Commission has jurisdiction over the services, activities, and rates of Empire pursuant to Section 386.250 and Chapter 393, RSMo.

     Orders of the Commission must be based upon competent and substantial evidence on the record. Section 536.140, RSMo 2000.

     All relevant factors must be considered in establishing rates for a public utility. State ex rel. Missouri Water Co. v. Public Service Commission, 308 S.W.2d 704, 718-719.

     Section 393.150.2, RSMo 2000, provides that at a hearing involving a rate increase, the electrical company has the burden of proof to show that the proposed rate increase is just and reasonable.

     Pursuant to Section 393.130.1, RSMo 2000, the Commission has the authority to prohibit the implementation of electric service rates that are unjust or unreasonable.

     Based upon the findings of fact and the following conclusions of law, the Commission concludes that in order to set just and reasonable rates, Empire is authorized to file tariff sheets consistent with this order. Accordingly, the Commission also concludes that the tariffs submitted by Empire on November 3, 2000, are not supported by competent and substantial evidence and shall be rejected.

I.   COST OF SERVICE - DEPRECIATION

     Empire is entitled to the opportunity to recover in rates the depreciation that it incurs and the Commission has broad discretion in determining depreciation. See State ex rel. Capital City Water Co. v. Public Service Commission of Missouri, 298 Mo. 524, 252 S.W. 446, 451-452 (Mo. banc 1922). The Missouri Supreme Court, in two separate rate cases involving regulated utilities, has approved the explanation of depreciation stated by the U.S. Supreme Court in Lindheimer v. Illinois Bell Telephone Co., 292 U.S. 151, 54 S.Ct. 658 (1934) that follows:

          Broadly speaking, depreciation is the loss, not restored by current maintenance, which is due to all the factors causing the ultimate retirement of the property. These factors embrace wear and tear, decay, inadequacy, and obsolescence. Annual depreciation is the loss which takes place in a year. In determining reasonable rates for supplying public service, it is proper to include in the operating expenses, that is, in the cost of producing the service, an allowance for consumption of capital in order to maintain the integrity of the investment in the service rendered.

(State ex. rel Martigney Creek Sewer Co. v. Public Service Commission, 537 S.W.2d 388, 397 (Mo. banc 1976); State ex rel City of St. Louis v. Public Service Commission,

341 Mo. 920, 110 S.W.2d 749, 767-768 (banc 1937)). The Commission finds that, in this particular case, Staff's position regarding Cost of Service - Depreciation is more persuasive. However, the Commission's conclusion in this case should not be taken as a final endorsement of Staff's approach. Both the approach adopted by Staff and by the Company have merit, and the Commission will use the one that fits the particular circumstances.

2.   COST OF SERVICE - BAD DEBTS

     The Commission has the ability to determine the appropriate level of expenses for a utility's cost of service. The Commission concludes that the record evidence does not demonstrate a correlation between revenues and bad debt expense. The Commission concludes that Empire's bad debt expense should not be adjusted upward by .25% to reflect the additional revenues resulting from this proceeding.

3.   COST OF SERVICE - PAYROLL - INCENTIVE PAY

     The Commission concludes that the $223,500 in incentive payments at issue were made to employees who did in fact achieve goals which were beyond their normal job duties and responsibilities and thus the $223,500 should be included in rates in this proceeding.

4.   CLASS COST OF SERVICE / RATE DESIGN

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of issues raised in this case, pursuant to Section 536.060, RSMo 2000. The Commission accepts the Unanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense and Class Cost of Service and Rate Design as the resolution of all issues contemplated thereby.

5.   CAPITAL STRUCTURE / RATE OF RETURN

     The Commission concludes that the appropriate capital structure for Empire for purposes of this case is the Company's actual capital structure as of June 30, 2001, which is 37.76% Common Stock Equity, 7.88% Preferred Stock, and 54.36% Long-Term Debt. The Commission concludes that the appropriate return on common equity for Empire in this case is 10.00 percent.

6.   STATE LINE POWER PLANT AND ENERGY CENTER

     A. What are the appropriate capital costs for inclusion in rate base for the State Line Combined Cycle Unit?

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of issues raised in this case, pursuant to Section 536.060, RSMo 2000. The Commission accepts the Unanimous Stipulation and Agreement as to State Line Combined Cycle Unit Capital Costs as the resolution of all issues contemplated thereby.

     B. What are the appropriate expenses for Operation and Maintenance at the State Line Power Plant and the Empire Energy Center?

     The Commission concludes that this is no longer an issue, given Empire's acceptance of Staff's position on this issue in true-up.

     C. What are the appropriate in-service criteria for determining whether the new State Line Combined Cycle Unit should be included in rate base?

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of issues raised in this case, pursuant to Section 536.060, RSMo 2000. The Commission accepts the Stipulation and Agreement Regarding In Service Criteria as the resolution of all issues contemplated thereby.

7.   FUEL AND PURCHASED POWER EXPENSE

     What Methodology for the Recovery of Fuel and Purchased Power Expense Should be Adopted by the Commission in this Case and What Level(s) of Fuel and Purchased Power Expense Should the Commission Approve?

     The Commission has the legal authority to accept a stipulation and agreement as offered by the parties as a resolution of issues raised in this case, pursuant to Section 536.060, RSMo 2000. The Commission accepts the Unanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense and Class Cost of Service and Rate Design as the resolution of all issues contemplated thereby.

8.   PROPERTY TAX FOR ADDITIONAL PLANT IN SERVICE

     Should the Commission Increase the Total Company Revenue Requirement to Account for Property Taxes on the Additional Plant in Service?

     The record contains competent and substantial evidence to support the fact that Staff's treatment of property taxes is reasonable and appropriate. (Mo. Const., Art.V, Sec. 18 (1945), as amended; Section 393.130.1 RSMo 2000). The Commission concludes that Empire should not be allowed to recover in rates the annual property taxes associated with its additional plant in service.

9.   TRUST PREFERRED STOCK (TOPrS)

     Should the Issuance Costs Associated with Empire's TOPrS be Included as Part of the Embedded Cost of Debt?

     The Commission concludes that the issuance costs associated with Empire's Trust-Originated Preferred Securities should be included as part of the embedded cost of debt and amortized over their life in accordance with GAAP (generally accepted accounting principles).

     IT IS THEREFORE ORDERED:

     1. That the Commission adopts the average service lives that are attached as Appendix A to this Report and Order.

     2. That the Commission hereby adopts the Stipulation and Agreement Regarding In-service Criteria, filed May 14, 2001, as the appropriate resolution of the issues therein.

     3. That the Commission hereby adopts the Unanimous Stipulation and Agreement as to State Line Combined Cycle Unit Capital Costs, filed May 25, 2001, as the appropriate resolution of the issues therein.

     4. That the Commission hereby adopts the Unanimous Stipulation and Agreement Regarding Fuel and Purchased Power Expense and Rate Design, filed June 4, 2001, as the appropriate resolution of the issues therein.

     5. That Praxair, Inc.'s May 18, 2001, request for a hearing on the nonunanimous stipulation and agreement regarding the fuel and purchased power issues is denied.

     6. That the joint Motion to Schedule Hearing on Fuel and Purchased Power issues, filed on May 23, 2001, by The Empire District Electric Company and the Office of the Public Counsel, is denied.

     7. That the motion for leave to file the true-up reconciliation of the parties' positions on the revenue requirement issues out of time, filed by the Staff of the Commission on August 31, 2001, is granted.

     8. That all pending motions not specifically ruled on herein are denied.

     9. That the proposed tariff sheets filed by The Empire District Electric Company on November 3, 2000, are rejected.

     10. That The Empire District Electric Company is authorized to file proposed tariff sheets in compliance with this Report and Order.

     11. That this Report and Order shall become effective on October 2, 2001.


                                      BY THE COMMISSION



                                      Dale Hardy Roberts
                                      Secretary/Chief Regulatory Law Judge

( S E A L )

Simmons, Ch., and Lumpe, C., concur;
Gaw, C., concurs, with concurring opinion to follow;
Murray, C., dissents, with dissenting
opinion attached;
certify compliance with the provisions of
Section 536.080, RSMo 2000.

Dated at Jefferson City, Missouri,
on this 20th day of September, 2001.